EXHIBIT 99.1

Lonestar Converts World Airways Debentures

PEACHTREE CITY, Ga., Sept. 23 /PRNewswire-FirstCall/ — World Airways, Inc. (Nasdaq: WLDA) announced today that Lonestar Partners L.P. converted $3,182,000 principal amount of the company’s 8.0% Convertible Senior Subordinated Debentures due 2009 into 994,375 shares of World Airways common stock. The converted debentures constituted the entire principal amount previously held by Lonestar. The company’s debentures have a conversion price of $3.20 per share. Following this conversion, the company has $22,363,000 principal amount of convertible debentures remaining outstanding.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the company’s website at http://www.worldairways.com .

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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